Exhibit 10.37

Firebird Global Master Fund, Ltd.

October 28th, 2010

Mr. John Prendergast
Chairman and CEO
Avax Technologies, Inc.
2000 Hamilton Street—Suite 204
Philadelphia, PA19130

Re:   Offer to Invest Up to $2 Million in AVAX Technologies, Inc.

Dear John:

Per our discussion last week, I am hereby setting forth, on a non-binding basis, the terms and conditions, under which Firebird Global Master Fund (“Firebird”) would be willing to invest tip to $2 million in AVAX Technologies, Inc. ("AVAX"). The final terms of this offer (the "Offer") shall only become binding upon the execution of definitive documentation by and between AVAX and Firebird. Firebird intends to make its investment in periodic installments. No investment shall be made by Firebird if certain conditions precedent, as set forth herein, are not met, unless waived by Firebird. The Offer shall remain open until Monday, November 1, 2010 at 12:00 Noon EDT.  The terms of the Offer are as follows:

1.
Firebird will invest up to $2 million in the Company by exercising the warrants received in connection with its June 2010 purchase of $1 million in Common Stock and Warrants (the "2010 Firebird Financing"). The Company agrees that the proceeds are to be used for general working capital purposes and in furtherance of AVAX's stated objective to file a Form S-1 with the Securities and Exchange Commission ("SEC") on or before December 10, 2010.

2.
On Monday, November 1st, 2010, prior to 3:00 pm EDT, Firebird will deliver an executed exercise notice for such number of warrants (following certain adjustments in the number outstanding and exercise price as set forth in Paragraph 4 below) that will provide AVAX proceeds of approximately $1,300,000 (the "Initial Funding") and wire the funds needed to exercise the warrants to AVAX.

3.
Thereafter, on or about the 15th day of December 2010 and again on the 15th day of January 2011, AVAX shall request that Firebird exercise warrants from the 2010 Firebird Financing sufficient to fund that month's capital needs (a "Subsequent Financing") and shall provide Firebird a budget reflecting such month's capital needs. It is Firebird's intention to fund such monthly capital needs (up to an aggregate of $2 million) If AVAX achieves certain milestones and goals to be agreed by Firebird and the Company, in good faith, after the Initial Funding, which may include, but shall not be limited to: (I) meeting budgets and/or satisfactorily explaining to Firebird variances therein; (ii) staying reasonably within the timelines established for certain events to occur both operationally and in connection with the contemplated filing of the S-1; (iii) conducting its business affairs in a manner deemed responsible by Firebird; and (iv) promptly providing Firebird with any information requested by Firebird, provided however, while Firebird shall retain the right to provide additional funding after the Initial Funding as described above, Firebird shall not have any obligation to do so and may elect not to provide such funding for any reason whatsoever.

c/o Trident Trust Company
(Cayman) Limited, Ono Capital Place, P.O. Box 847 GT, George Town, Grand Cayman, Cayman Islands
Phone: (345) 949-0880, Fax: (345) 949-0881

Firebird Global Master Fund, Ltd.

4.	Prior to the Initial Funding all of the following conditions precedent shall be met:
a.
AVAX shall reduce the exercise price of the warrants purchased in the 2010 Firebird Financing to $0.0117 and issue Firebird 65,470,085 additional shares of Common Stock, the intent of which is to provide Firebird that number of additional shares such that, in essence, the Common Stock purchased in the 2010 Firebird Financing would have been priced at $0.0117 per share. All other warrants held by Firebird, with the exception of warrants held by virtue of its 2007 investment in AVAX, shall be repriced to $0.0117 per share, irrespective of any provision in any warrant agreement that negates the need for an adjustment unless a certain minimum adjustment amount is met, such as set forth in paragraphs 3(f)(i) of the 2008 warrant issued in connection with the Convertible Notes issued in 2008 (the "2008 Notes"), the warrant issued in conjunction with Firebird's October 2009 investment of $1.4 million into AVAX, the warrant issued in connection with the 2010 Firebird Financing and the April 2010 Stock and Warrant Offering the "April 2010 offering"), which each state something to the effect of:

No adjustments in the Exercise Terms shall be required:
(i)	Unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock...

Moreover, all warrant and convertible debt documentation shall be amended to remove, or at Firebird's discretion, adjust downward, references to such minimum requirements or the aggregation of amounts that would be required prior to an adjustment.

b.
      All holders of the Convertible Notes issued in 2008, with the exception of Firebird, (the "2008 Noteholders"), shall convert their shares to AVAX Common Stock. All holders of the Convertible Notes Issued In 2008, including Firebird, shall forfeit any accrued interest after the June 1, 2010 maturity date of such Notes. Promptly following the Initial Funding, AVAX and Firebird shall negotiate in good faith terms for an extension of the maturity date of such Notes, such that they are no longer in default and interest thereafter shall begin to accrue.

c.
All (i) holders of warrants issued in connection with the April 2010 Stock and Warrant Offering, with the exception of Firebird (the "April 2010 Offerees" and together with the 2008 Noteholders, the "Offerees"), and (ii) holders, other than Firebird, of warrants issued with the 2008 Notes, shall (x) exercise all or part their warrants received in connection with these financings, at the original exercise price of $0.015 and (y) forfeit any and all unexercised warrants.

c/o Trident Trust Company
(Cayman) Limited, Ono Capital Place, P.O. Box 847 GT, George Town, Grand Cayman, Cayman Islands
Phone: (345) 949-0880, Fax: (345) 949-0881

Firebird Global Master Fund, Ltd.

d.
      AVAX shall provide Firebird a budget which demonstrates that with $2 million in funding, and absent unforeseen circumstances or circumstances beyond its control, AVAX should be able to take all steps necessary to file a Registration Statement on Form S-1 with the SEC by December 31, 2010 and to meet its operational funding requirements through January 2011. AVAX will also provide Firebird an unaudited balance sheet as of September 30th, 2010, complete with annotations that describe those items which may be subject to material adjustment and the reasons why such material adjustments may be forthcoming.

e.
      The Senior Officers and all Directors of AVAX will sign a statement, to be provided to Firebird, that such budget represents AVAX's best estimate of the funding requirements of the Company to meet the goals set forth above as of the date provided. Such Officers and Directors will also represent to Firebird in writing that they have undertaken a due diligence review, of appropriate thoroughness and sufficiency as would be reasonably expected from a public company officer or director, with respect to all information provided to Firebird in connection with such budget and the balance sheet requested in Paragraph 4d. Each Officer and Director shall further represent to Firebird in writing that to the best of his knowledge, the Company, and each Officer and Director has provided Firebird, in good faith, all material information of which such Person could or should be reasonably aware (as well as a representation that there have been no material omissions) that would be germane to Firebird in making an investment in the Company. Moreover, each Officer and Director shall represent in writing that it will make known to Firebird any material change in the business, operations, financial position or prospects or any other matter germane to any Subsequent Funding promptly after such Officer becomes aware of such material information and will conduct such due diligence reviews, of appropriate thoroughness and sufficiency as would be reasonably expected from a public company officer or director with respect to making oneself aware of such information on a timely basis given AVAX's current circumstances.

f.
      AVAX's shall provide each Offeree (and Firebird) a statement that reflects the number of shares and warrants each currently owns, the number of shares and warrants each will hold if it accepts the Offer (assuming Firebird exercises warrants, repriced as provided in this letter, from the 2010 Firebird Financing) sufficient to provide $2 million in funding and no warrants are exercised by the Offerees) and the percentage ownership of each in AVAX both prior to accepting the Offer and should all Offerees accept the Offer. Categories to be shown in the statement shall include Firebird's holdings, the holdings of the particular Offeree to whom the statement is provided, the holdings of all other Offerees in the aggregate, and holders of all other Common Shares currently outstanding.

g.
      AVAX shall provide a full and accurate written description of the offer to Offeree, which communication will (i) be reviewed by competent securities counsel, acceptable to Firebird, prior to being transmitted; and (ii) contain all disclosures, disclaimers and cautionary statements required under applicable securities laws for sophisticated investors or otherwise recommended by counsel. This communication will include all consent forms and other documentation that any Offeree must execute to accept the Offer prior to its expiration and meet any and all conditions precedent.

c/o Trident Trust Company
(Cayman) Limited, One Capital Place, P.O. Box 847 GT, George Town, Grand Cayman, Cayman Islands
Phone: (345) 949-0880, Fax: (345) 949-0881

Firebird Global Master Fund, Ltd.

h.	AVAX will make members of Senior Management available to Firebird prior to the closing to answer any questions regarding any matter germane to Firebird's investment decision.
i.	Firebird shall be granted the right to appoint two designees to AVAX's Board of Directors or at its option up to two Board Observers.
j.
      AVAX will collect all consent and other forms needed to effect the Initial Funding and the exercise of any applicable warrants the Offerees wish to exercise, and transmit to Firebird all consent forms and any other required documentation from all Offerees by 9:00 am EDT on Monday, November 1, 2010.

k.
      Firebird shall be satisfied that all securities that it believes have not yet been duly delivered to Firebird in respect of any and all prior financings shall have been duly delivered, in form and substance satisfactory to Firebird, prior to the expiration of this Offer.

5.	Prior to any Subsequent Funding, the following conditions precedent must be met, if not waived by Firebird:
a.	AVAX shall have responded to any and all information requests of Firebird;
b.	AVAX will make members of Senior Management available to Firebird prior to the closing to answer any questions regarding any matter germane to Firebird's Investment decision.
c.
The Senior Officers and Directors of AVAX shall execute and provide Firebird a written and signed communication whereby they make representations about information provided to Firebird, their due diligence Investigations and other material disclosures (and lack of material omissions in such disclosures) that is similar to that requested in Paragraph 4e above.

Upon the acceptance of this offer by all of the Offerees, Firebird will forfeit its 24,000,000 warrants that it holds with respect to its participation in the 2007 offering.

Please acknowledge the intention of your Board to immediately present this Offer to the Offerees and to take such actions to facilitate their ability to accept this Offer prior to its expiration by executing and returning a copy of this letter to me by Thursday, October 28, 2010 by 5:00 pm. EDT via overnight courier, an email (ipassin@fbird.com) or facsimile (212-698-9266).

Sincerely,

FIREBIRD GLOBAL MASTER FUND

/s/ James Passin
James Passin
Director

c/o Trident Trust Company
(Cayman) Limited, One Capital Place, P.O. Box 847 GT, George Town, Grand Cayman, Cayman Islands
Phone: (345) 949-0880, Fax: (345) 949-0881

Firebird Global Master Fund, Ltd.

Acknowledged and Accepted:
AVAX TECHNOLOGIES, INC.

/s/ John Prendergast
John Prendergast
Chief Executive Officer and Executive Chairman

c/o Trident Trust Company
(Cayman) Limited, One Capital Place, P.O. Box 847 GT, George Town, Grand Cayman, Cayman Islands
Phone: (345) 949-0880, Fax: (345) 949-0881